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                                                                       EXHIBIT 7

                     MAXCOM TELECOMUNICACIONES, S.A. DE C.V.
  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES IN ACCORDANCE WITH MEXICAN
                                      GAAP

                 (Amounts expressed in Millions of Mexican Pesos
                  with Purchasing Powe as of December 31, 2003)


                                                2003           2002           2001           2000           1999
                                              --------       --------       --------       --------       --------
Income (Loss) Before Income Tax ........      (354,271)      (753,786)      (716,967)      (685,025)      (271,526)

Determination of the Ratio
Fixed charges:

Interest expense .......................        22,279        215,898        469,240        458,933         57,886
Interest capitalized during period .....            79            831          6,201
Rental expense .........................         9,781         15,362         13,651          8,160          7,315
Debt issuance costs ....................                           --             --         94,341         18,930
                                              --------       --------       --------       --------       --------
 Total fixed charges: ..................        32,139        232,091        489,092        561,433         84,130
                                              --------       --------       --------       --------       --------

Earnings:
Income (loss) from continuing operations      (354,271)      (753,786)      (716,967)      (685,025)      (271,526)
Fixed charges ..........................        32,139        232,091        489,092        561,433         84,130
Less: interest capitalized during period           (79)          (831)        (6,201)
Debt issuance costs ....................            --             --             --        (94,341)       (18,930)
                                              --------       --------       --------       --------       --------

 Total earnings: .......................      (322,211)      (522,526)      (234,076)      (217,933)      (206,325)
                                              --------       --------       --------       --------       --------
Ratio of Earnings to Fixed Charges .....        (10.03)         (2.25)         (0.48)         (0.39)         (2.45)
                                              --------       --------       --------       --------       --------
INSUFFICIENCY ..........................       354,350        754,617        723,168        779,366        290,455
                                              ========       ========       ========       ========       ========
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